CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-113652 on Form N-1A under the Securities Act of 1933, of our report dated July 12, 2004, relating to TFS Market Neutral Fund, a series of TFS Capital Investment Trust, and to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
July 12, 2004